Exhibit 99.(d-2)

SCHEDULE I

Name of Portfolio	Annual Fee as a Percentage of Average Daily Net Assets	Reapproval Date

Alger Capital Appreciation Fund	.81% of the first $2 billion; .65% of assets between $2 billion and $4 billion; .60% of assets over $4 billion	October 31, 2013

Alger Large Cap Growth Fund	.71% of the first $1 billion; .60% of assets over $1 billion	October 31, 2013

Alger Mid Cap Growth Fund	.76% of the first $1 billion; .70% of assets over $1 billion	October 31, 2013

Alger SMid Cap Growth Fund	.81% of the first $1 billion; .75% of assets over $1 billion	October 31, 2013

Alger Small Cap Growth Fund	.81% of the first $1 billion; .75% of assets over $1 billion	October 31, 2013

Alger Growth Opportunities Fund	.85% of the first $1 billion; .75% of assets over $1 billion	October 31, 2013

Alger Health Sciences	.81% of the first $500 million; .65% of assets over $500 million	October 31, 2013

Alger Growth & Income Fund	.585% of the first $1 billion; .55% of assets over $1 billion	October 31, 2013

As Revised: September 13, 2012